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                                                                    EXHIBIT 12.1


                       SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES
                       (Thousands, except ratio amounts)


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
                                                                                              YEARS ENDED DECEMBER 31,
                                                                                   1997      1996      1995     1994      1993
                                                                                --------  --------  --------  --------  --------
Pretax income ................................................................. $579,973  $413,881  $294,211  $219,021  $173,492
Undistributed income of less than 50% owned equity investees...................   (4,267)   (6,173)   (3,847)   (1,019)     (325)
Minority interest in income of majority owned subsidiaries with fixed charges..      124       933     1,878     2,234     1,938
Add fixed charges as adjusted (from below).....................................  170,278   178,291   155,552   102,370    78,841
                                                                                --------  --------  --------  --------  --------
                                                                                $746,108  $586,932  $447,794  $322,608  $253,946


Fixed charges:
 Interest expense:
   Corporate................................................................... $135,560  $136,008  $118,148  $ 80,123  $ 59,631
   Financial services..........................................................    8,015     8,913    10,782     9,912     7,725
   Capitalized.................................................................    3,787     3,099     1,865       584       705
  Amortization of debt costs...................................................    1,160     2,549     1,093       311       288
  1/3 of rental expense........................................................   21,161    20,040    14,748    11,485    11,197
  Dividends on preferred securities of SCI Finance LLC.........................    4,382    10,781    10,781       539         -
                                                                                --------  --------  --------  --------  --------
Fixed charges..................................................................  174,065   181,390   157,417   102,954    75,546

Fixed charges as adjusted:
  Less: Capitalized interest...................................................   (3,787)   (3,099)   (1,865)     (584)     (705)
                                                                                --------  --------  --------  --------  --------
Fixed charges as adjusted...................................................... $170,278  $178,291  $155,552  $102,370  $ 78,841
                                                                                --------  --------  --------  --------  --------

Ratio (earnings divided by fixed charges)......................................     4.29      3.24      2.84      3.13      3.19
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